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                                                                 EXHIBIT 10.15

                                 PROMISSORY NOTE

                                  $370,000.00
                               December 10, 1998
                           St. Louis County, Missouri


FOR VALUE RECEIVED, the undersigned, BARRY R. PEARL, a resident of Wildwood, Missouri, hereby promises to pay to the order of MAVERICK TUBE CORPORATION, a Delaware corporation (the "Company"), the principal sum of Three Hundred and Seventy Thousand and no/100 Dollars ($370,000.00), without interest. The principal amount of this Note shall be payable in full on June 10, 1999 unless renewed by the Company in its discretion on or prior to such date.

The undersigned shall have the right to prepay in whole or in part the balance of this Note at any time without prepayment penalty. In addition, the undersigned shall prepay the balance of this Note within ten (10) days after the undersigned shall have closed the sale of the undersigned's former residence located in Irvine, California, and all net proceeds from such sale, after deduction of applicable expenses, shall be applied to the balance of this Note until paid in full.

The undersigned agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

The undersigned hereby waives presentment, demand for payment, notice of non-payment, protest, notice of protest, notice of dishonor, and all other notices in connection with this Note.

This Note is made in the State of Missouri and shall be governed by the internal substantive laws of the state of Missouri, without giving effect to its conflicts-of-law or its choice-of-law principles.



/s/ Barry R. Pearl__________________
BARRY R. PEARL


PAYABLE AT: 16401 Swingley Ridge Road, Seventh Floor, Chesterfield, Missouri 63107 or such other location as the holder of this Note may designate in writing to the maker of this Note.